Exhibit 23.6
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the registration statement on Form S-8 of Covanta Holding Corporation (formerly Danielson Holding Corporation) of our report dated April 11, 2003, except for the reclassifications described in the second and sixth paragraphs of Note 4, which are as of June 24, 2004, with respect to the consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows of Covanta ARC Holdings Corp. (formerly American Ref-Fuel Holdings Corp.) and subsidiaries for the year ended December 31, 2002, which report appears in the Form 8-K of Covanta Holding Corporation dated April 7, 2005.
/s/ KPMG LLP
Short Hills, New Jersey
November 29, 2005